Exhibit 99.2

Wireless Matrix Corporation
Interim Consolidated Statement of Financial Position
(Unaudited)
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Notes	January 31, 2013	April 30, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	15	$7,595	$8,781
Accounts receivable, net of allowance for doubtful accounts	15	3,115	3,878
Lease receivable, net of allowance for doubtful accounts	15	468	302
Inventories	6	376	346
Prepaid expenses and other assets		599	724
Deferred product costs	8	1,176	1,398
		13,329	15,429
NON-CURRENT ASSETS
Lease receivable, net of allowance for doubtful accounts	15	511	394
Prepaid expenses and other assets		2	80
Deferred product costs	8	562	1,406
Property and equipment, net of accumulated depreciation	7	996	1,399
Goodwill	9	4,707	4,707
Intangible assets, net of accumulated amortization	9	11,546	13,367
TOTAL ASSETS		$31,653	$36,782
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	15	$1,377	$1,373
Accrued liabilities	15, 17	4,245	2,654
Provisions	16	145	501
Deferred product revenue	8	1,472	1,771
		7,239	6,299
NON-CURRENT LIABILITIES
Deferred product revenue	8	692	1,736
TOTAL LIABILITIES		7,931	8,035
SHAREHOLDERS’ EQUITY
Common shares	11	129,838	130,053
Contributed surplus	11	3,964	3,670
Foreign currency translation reserve		(80)	(74)
Deficit		(110,000)	(104,902)
TOTAL SHAREHOLDERS’ EQUITY		23,722	28,747
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$31,653	$36,782

See accompanying notes

Wireless Matrix Corporation
Interim Consolidated Statement of Loss and Comprehensive Loss
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

		Three Months Ended		Nine Months Ended
			January 31,		January 31,
	Notes	2013	2012	2013	2012
Service revenue	5,14,15	$5,974	$6,953	$18,417	$18,852
Hardware revenue	5,14,15	1,060	1,617	3,448	5,595
		7,034	8,570	21,865	24,447
Cost of sales, excluding depreciation, amortization and
share-based compensation	6,13,16	2,271	2,708	6,824	8,496
General and administrative expenses	16	3,511	4,461	11,823	12,456
Research and development expenses	9,16	866	388	2,269	1,249
Corporate reorganization costs	17	2,211	(25)	2,206	208
Litigation-related expenses and settlements	16	-	-	-	255
Share-based compensation	11	-	136	171	287
Depreciation of property and equipment	7	179	198	540	586
Impairment loss on property and equipment	7	-	-	-	30
Amortization of intangible assets	9	1,050	918	3,127	2,520
Finance cost, net of foreign exchange gains (loss)		4	(8)	1	(34)
Loss before income taxes		(3,058)	(206)	(5,096)	(1,606)
Income tax expense (recovery)		(2)	1	2	(19)
Net loss for the period		(3,056)	(207)	(5,098)	(1,587)
Exchange differences on translation of foreign operations		(6)	3	6	19
Net loss and comprehensive loss for the period		(3,050)	$(210)	(5,104)	$(1,606)

Basic and diluted loss per share		($0.04)	$(0.00)	($0.06)	$(0.02)
Weighted average number of common shares outstanding - basic		84,051,868	83,995,754	84,083,382	83,831,729
Weighted average number of common shares outstanding - diluted		84,051,868	83,995,754	84,083,382	83,831,729

See accompanying notes

Wireless Matrix Corporation
Interim Consolidated Statement of Cash Flows
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Three months ended		Nine months ended
		January 31,		January 31,
	2013	2012	2013	2012
OPERATING ACTIVITIES
Net loss for the period	$(3,056)	$(207)	$(5,098)	$(1,587)
Non-cash items:
Depreciation of property and equipment	179	198	540	586
Amortization of intangible assets	1,050	918	3,127	2,520
Share-based compensation	-	136	171	287
Impairment loss of Intangibles	-	-	-	30
Foreign exchange loss (gain)	2	(3)	(3)	(19)
Changes in:
Accounts receivable	243	(1,245)	763	(664)
Lease receivable	(29)	(258)	(283)	(430)
Inventories	(10)	(120)	(30)	(143)
Deferred product costs	316	576	1,066	2,063
Prepaid expenses and other assets	31	284	203	654
Accounts payable and accrued liabilities	2,310	562	1,595	49
Provisions	(3)	40	(356)	(236)
Deferred product revenue	(428)	(864)	(1,343)	(2,841)
Interest paid	(1)	(2)	(5)	(6)
Interest received	1	10	5	24
Cash flows provided by (used in) operating activities	605	25	352	287
FINANCING ACTIVITIES
Repurchase of common stock	-	-	(92)	(3)
Proceeds from exercise of stock options	-	6	-	125
Payments of capital lease financing	-	(1)	-	(8)
Cash flows (used in) provided by financing activities	-	5	(92)	114
INVESTING ACTIVITIES
Purchase of property and equipment	(5)	(127)	(137)	(288)
Capitalization of intangible assets	(204)	(1,157)	(1,306)	(2,867)
Business acquisition	-	(33)	-	(1,811)
Cash flows used in investing activities	(209)	(1,317)	(1,443)	(4,966)
Foreign exchange effect on cash and cash equivalents	(13)	(1)	(3)	(18)

Net increase (decrease) in cash and cash equivalents during the period	383	(1,288)	(1,186)	(4,583)
Cash and cash equivalents, beginning of period	7,210	8,687	8,781	11,982
Cash and cash equivalents, end of period	$7,593	$7,399	$7,595	$7,399

See accompanying notes

Wireless Matrix Corporation
Interim Consolidated Statement of Shareholders’ Equity
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		surplus	reserve	Deficit	equity
		#	$
Balance at April 30, 2011		83,348,264	$129,364	$3,474	($58)	($102,872)	$29,908
Repurchase of common stock	11	(4,000)	(6)	3			(3)
Issuance of common stock		710,043	575				575
Share-based compensation	11	-		287			287
Exercise of stock options	11	177,561	189	(64)			125
Foreign currency translation loss on
conversion to reporting currency	3	-			(19)		(19)
Net loss for the period		-				(1,587)	(1,587)
Balance at January 31, 2012		$84,231,868	$130,122	$3,700	$(77)	$(104,459)	$29,286

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		Surplus	reserve	Deficit	equity
		#	$
Balance at April 30, 2012		84,187,368	$130,053	$3,670	($74)	($104,902)	$28,747
Repurchase of common stock	11	(135,500)	(215)	123	-	-	(92)
Share-based compensation	11	-	-	171	-	-	171
Foreign currency translation loss on
conversion to reporting currency	3	-	-	-	(6)	-	(6)
Net loss for the period		-	-	-	-	(5,098)	(5,098)
Balance at January 31, 2013		84,051,868	$129,838	$3,964	($80)	($110,000)	$23,722

See accompanying notes

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

1. BUSINESS DESCRIPTION

Wireless Matrix Corporation (“Wireless Matrix”, the “Corporation”, “us”, “we” or “our”) provides software solutions and communications to improve service fleet performance metrics. The Corporation is a publicly traded company on the Toronto Stock Exchange (TSX: WRX). The Corporation’s headquarters is located at 13645 Dulles Technology Drive, Herndon, Virginia, 20171.

Our solutions provide satellite data communications and location intelligence for managing, measuring and monitoring service execution. Users consistently report greater on-time arrivals ratios, increased productivity and lower total operating expenses. The Wireless Matrix solution suite includes FleetOutlook®, a web-based platform providing fleet operators complete visibility of their operations enabled by vehicle mounted wireless data communication services and devices.

2. STATEMENT OF COMPLIANCE

These interim consolidated financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”) and using the same accounting policies and methods as were used for the Corporation’s annual financial statements and notes thereto for the year ended April 30, 2012, except for any new accounting pronouncements which have been adopted. These interim consolidated financial statements do not include all of the information and disclosures required by International Financial Reporting Standards (“IFRS”) for annual financial statements. Accordingly, these interim consolidated financial statements should be read in conjunction with the Corporation’s annual financial statements as at and for the year ended April 30, 2012 and the accompanying notes.

These interim consolidated financial statements were approved by the Audit Committee of the Board of Directors and authorized for issue on October 25, 2013.

3 . BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

The interim consolidated financial statements have been prepared on a historical cost basis. The detailed accounting policies set out below have been applied consistently for all periods presented in these interim consolidated financial statements. All amounts are expressed in U.S. dollars (unless otherwise specified), rounded to the nearest thousand.

Basis of consolidation

The interim consolidated financial statements include the accounts of Wireless Matrix and those of its wholly owned subsidiary, Wireless Matrix USA, Inc. Inter-company transactions and balances have been eliminated on consolidation.

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit and highly liquid investments subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

Changes in the fair value of our cash and cash equivalents are included in interest income each period. Cash and cash equivalents are designated as held-for-trading, which are measured at fair value.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

Financial instruments

The Corporation classifies our financial assets and liabilities into the following categories:
  Loans and receivables
  Other financial liabilities
  Held-for-trading

The Corporation has not classified any financial instruments as available-for-sale or fair value through profit or loss. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified on the interim consolidated statement of financial position. Cash and cash equivalents are classified as held-for-trading.

Loans and receivables
Loans and receivables include originated and purchased non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include accounts receivables and lease receivables. Loans and receivables are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest rate method less any impairment. Receivables are reduced by provisions for estimated bad debts.

Other financial liabilities
Other financial liabilities include accounts payable, accrued liabilities, which are measured at amortized cost using the effective interest rate method.

Impairment of financial assets

The Corporation assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the customer or a group of customers are experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Inventories

Inventories of components and finished goods are valued at the lower of cost or net realizable value. Cost for all categories is determined on a first-in, first-out basis. When there is a significant change in economic circumstances, inventory that has been previously written down below cost is written back up provided the reversal does not exceed original cost. Net realizable value is the estimated selling price in the ordinary course of business, and the estimated costs necessary to make the sale.

Property and equipment

Property and equipment comprise computer equipment, office furniture and fittings, data center equipment and other assets. Wireless Matrix has chosen to use the cost model for all classes of property and equipment at the transition date. Property and lease equipment are stated at cost, net of depreciation and/or accumulated impairment losses, if any. The carrying values of items in property and equipment are reviewed annually for impairment or when events or changes in circumstances indicate the carrying value may not be recovered. If any such indication exists the assets are written down to their recoverable amount. Parts of property and equipment that have a different useful life are accounted for as separate items of property and equipment.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

Property and equipment are recorded at cost. Depreciation is provided on a basis and at rates designed to depreciate the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Depreciation is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer equipment	4 years
Office furniture, equipment and leasehold improvements	4 years
Manufacturing tools and equipment	5 years

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is its fair value as at the date of acquisition. Purchased intangible assets consist of software technology (including a portfolio of patents), customer contracts and non-contract customer relationships, and marketing related assets such as trademarks and internet domain names.

Research costs are expensed as incurred. Development expenditures, on an individual project, are recognized as an intangible asset when the Corporation can demonstrate:
  The technical feasibility of completing the intangible asset so that it will be available for use or sale,
  Its intention to complete and its ability to use or sell the asset,
  How the asset will generate future economic benefits,
  The availability of resources to complete the asset,
  The ability to measure reliably the expenditure during development,

Amortization is provided on a basis and at rates designed to amortize the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Amortization is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer software	4 years
Internal systems and development costs	5 years
Technology and intellectual property, including trademarks	5 years
Customer contracts and relationships	7 years

Impairment of long-lived assets

When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the undiscounted cash flows related to the asset.

The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties.

If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the period.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the interim consolidated statement of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Goodwill

Goodwill represents the excess of the cost of business acquisitions over the fair value of related net identifiable tangible and intangible assets acquired. Goodwill is tested for impairment on an annual basis or more frequently if events or changes in circumstances indicate that it might be impaired.

Impairment is determined for goodwill by assessing the recoverable amount of the cash-generating unit (“CGU”) to which the goodwill relates. Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized.

Revenue recognition

Wireless Matrix recognizes revenue when the price is fixed and determinable, persuasive evidence of an agreement exists, the obligations under any such agreement are fulfilled and collectability is probable.

Wireless Matrix’s revenues are comprised of monthly service fees which are recognized when the application, wireless and satellite services are performed. Proprietary hardware product sales enabling a vehicle to utilize the communications and/or application services, their associated upfront activation fees and product costs are deferred and recognized rateably over the minimum service contract period, which can be up to five years. Revenues for non-proprietary equipment, navigation perpetual licensing fees and sales are recognized upon shipment. The Corporation’s revenue arrangements may contain multiple elements. For arrangements involving multiple elements, the Corporation allocates revenue to each component of the arrangement using the relative selling price method. The allocated portion of the arrangement which is undelivered is then deferred.

Share-based compensation

Wireless Matrix has an employee stock option plan that is described in note 11. The Corporation accounts for share-based awards which require the Corporation to measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.

The fair value of share-based payments is determined using the Black-Scholes option pricing model, which is affected by the Corporation’s share price as well as assumptions regarding a number of variables on the date of grant. Forfeitures for the share-based awards are estimated on the grant date and revised if the actual forfeitures differ from previous estimates. Employee share-based payments are expensed using the straight-line method over the period in which services are provided. The offsetting entry to the share-based payment expense is an increase to contributed surplus by an amount equal to the related share-based payment expense. Upon exercise, the proceeds from the options together with the compensation recorded in contributed surplus are credited to share capital.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

Income taxes

Current income tax assets and liabilities for the period are measured at the amount expected to be recovered from or paid to the taxation authorities.

The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Corporation operates and generates taxable income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred tax liabilities are recognized for all taxable temporary differences, except where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is not probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax items are recognized in correlation to the underlying transaction in other comprehensive income (loss).

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Loss per share

The calculation of basic loss per share is based on the weighted average number of common shares outstanding. Diluted loss per share is calculated taking into consideration the effect of potential conversions and the exercising of options. The treasury stock method is used in calculating diluted loss per share. This method assumes that any proceeds from the exercise of stock options would be used to purchase common shares at the average market price during the period. The issuance of additional common shares on stock options during those periods would be anti-dilutive.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

Foreign currency translation

The reporting currency of the Corporation is the U.S. dollar. The functional currency of the parent corporation, Wireless Matrix Corporation, is the Canadian dollar. The functional currency of the Corporation’s wholly-owned subsidiary, Wireless Matrix USA Inc., is the U.S. dollar. The Corporation’s operating activities are conducted principally through this subsidiary.

Transactions in foreign currencies are initially recorded in the respective functional currency of the entity on the date of the transaction.

Monetary assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect as at the end of the reporting period. Other non-monetary assets and liabilities are translated at their historical exchange rates. Revenue and expenses are translated at average exchange rates prevailing during the period. Gains and losses resulting from foreign currency translation are recorded in the consolidated statement of loss and comprehensive loss.

Assets and liabilities of Wireless Matrix USA Inc. are translated into Canadian dollars at the period-end rates of exchange and revenue and expense items are translated at the average rate of exchange during the period where these approximate actual rates. Exchange gains or losses arising from the translation of the parent corporation are included as part of other reserves.

Provisions

Provisions are recognized when the Corporation has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the interim consolidated statement of loss and comprehensive loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Warranty provisions
Provisions for warranty-related costs are recognized when the product is sold or the service provided. Initial recognition is based on historical experience. The initial estimate of warranty-related costs is revised annually.

Restructuring provisions
Restructuring provisions are recognized when the Corporation has in place a detailed formal plan about the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs and the appropriate time-line. The people affected have a valid expectation that the restructuring is being carried out or the implementation has been initiated already.

Leases

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

Corporation as a lessee
Finance leases which transfer to the Corporation substantially all the risks and benefits incidental to ownership of the leased item are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the interim consolidated statement of loss and comprehensive loss. A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Corporation will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

Operating lease payments are recognized as an operating expense in the interim consolidated statement of loss and comprehensive loss on a straight-line basis over the lease term.

Corporation as a lessor
Leases in which the Corporation transfers substantially all the risks and rewards incidental to ownership of the asset are classified as finance leases.

New standards issued but not yet effective

Standards issued but not yet effective up to the date of issuance of the Corporation’s interim consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Corporation reasonably expects to be applicable at a future date. The Corporation intends to adopt those standards when they become effective.

IFRS 9, Financial Instruments: Classification and Measurement
In November 2009, the IASB issued IFRS 9, which covers classification and measurement as the first part of its project to replace IAS 39, Financial Instruments: Recognition and Measurement. In October 2010, the IASB also incorporated new accounting requirements for liabilities. The standard introduces new requirements for measurement and eliminates the current classification of loans and receivables, available-for-sale and held-to-maturity, currently in IAS 39. There are new requirements for the accounting of financial liabilities as well as a carryover of requirements from IAS 39.

The Corporation does not anticipate early adoption and will adopt the standard on the effective date of January 1, 2015. The Corporation has not yet determined the impact of this new standard on the consolidated financial statements.

IFRS 10, Consolidated Financial Statements
IFRS 10 replaces the portion of IAS 27, Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12, Consolidation — Special Purpose Entities. What remains in IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. IFRS 10 establishes a single control model that applies to all entities (including ‘special purpose entities,’ or ‘structured entities’ as they are now referred to in the new standards or ‘variable interest entities’ as they are referred to in US GAAP). The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore are required to be consolidated by a parent, compared with the requirements that were in IAS 27. Under IFRS 10, an investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. This principle applies to all investees, including structured entities.

IFRS 10 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated interim financial statements.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

IFRS 11, Joint Arrangements
IFRS 11 replaces IAS 31, Interests in Joint Ventures and SIC-13, Jointly-controlled Entities — Non-monetary Contributions by Venturers. IFRS 11 uses some of the terms that were used by IAS 31, but with different meanings. Whereas IAS 31 identified three forms of joint ventures (i.e., jointly controlled operations, jointly controlled assets and jointly controlled entities), IFRS 11 addresses only two forms of joint arrangements (joint operations and joint ventures) where there is joint control.

IFRS 11 defines joint control as the contractually agreed sharing of control of an arrangement which exists only when the decisions about the relevant activities require the unanimous consent of the parties sharing control. Because IFRS 11 uses the principle of control in IFRS 10 to define joint control, the determination of whether joint control exists may change. In addition, IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. For joint operations (which includes former jointly controlled operations, jointly controlled assets, and potentially some former JCEs), an entity recognizes its assets, liabilities, revenues and expenses, and/or its relative share of those items, if any. In addition, when specifying the appropriate accounting, IAS 31 focused on the legal form of the entity, whereas IFRS 11 focuses on the nature of the rights and obligations arising from the arrangement.

IFRS 11 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated interim financial statements.

IFRS 12, Disclosure of Interests in Other Entities
IFRS 12 includes all of the disclosures that were previously in IAS 27, Consolidated and Separate Financial Statements related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28, Investment in Associates. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. One of the most significant changes introduced by IFRS 12 is that an entity is now required to disclose the judgments made to determine whether it controls another entity.

IFRS 12 is effective for annual periods commencing on or after January 1, 2013. The Corporation is currently in the process of evaluating the implications of this new standard and expects that the adoption will not have a material impact, if any, on the consolidated interim financial statements.

IFRS 13, Fair Value Measurement
IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure the fair value of financial and non-financial assets and liabilities when required or permitted by IFRS. While many of the concepts in IFRS 13 are consistent with current practice, certain principles, such as the prohibition on blockage discounts for all fair value measurements, could have a significant effect.

IFRS 13 is effective for annual periods commencing on or after January 1, 2013 and will be applied prospectively. The Corporation is currently in the process of evaluating the implications of this new standard.

IAS 1, Presentation of Financial Statements
The IASB amended IAS 1 by revising how certain items are presented in other comprehensive income (OCI). Items within OCI that may be reclassified to net income or loss will be separated from items that will not. The standard is effective for financial years beginning on or after July 1, 2012, with early adoption permitted.

The Corporation is currently evaluating the implications of this new standard.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

IAS 19, Employee Benefits
The IASB made a number of amendments to IAS 19, which included eliminating the use of the “corridor” approach and requiring re-measurements to be presented in OCI. The standard also included amendments related to termination benefits as well as enhanced disclosures. The standard is effective for financial years beginning on or after January 1, 2013 with early adoption permitted. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated interim financial statements.

4. SIGNIFICANT ACCOUNTING ESTIMATES, JUDGMENTS AND ASSUMPTIONS

The preparation of interim consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.

However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The most significant estimates, judgments and assumptions made by management in the preparation of the Corporation’s interim consolidated financial statements are outlined below.

Impairment of goodwill

An impairment exist, when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available market data less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. These calculations require the use of estimates and forecasts of future cash flows. Qualitative factors, including market presence and trends, strength of customer relationships, strength of local management, strength of debt and capital markets, and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate.

The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used to evaluate goodwill and other non-financial assets could result in a material change to the results of operations.

Impairment of long lived assets

When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the discounted cash flows related to the asset.

The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties. If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the period.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the interim consolidated statement of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Income tax provisions

Tax regulations and legislation and the interpretations thereof in the various jurisdictions in which the Corporation operates are subject to change. As such, income taxes are subject to measurement uncertainty. Deferred income tax assets are recognized to the extent that it is probable that the deductible temporary differences will be recoverable in future periods.

The recoverability assessment involves a significant amount of estimation including an evaluation of when the temporary differences will reverse, an analysis of the amount of future taxable earnings, the availability of cash flow to offset the tax assets when the reversal occurs and the application of tax laws. To the extent that assumptions used in the recoverability assessment change, there may be a significant impact on the interim consolidated financial statements of future periods.

Provisions and contingencies

Contingencies, by their nature, are subject to measurement uncertainty as the financial impact will only be confirmed by the outcome of a future event. The assessment of contingencies involves a significant amount of judgment including assessing whether a present obligation exists and providing a reliable estimate of the amount of cash outflow required in settling the obligation. The uncertainty involved with the timing and amount at which a contingency will be settled may have a material impact on the interim consolidated financial statements of future periods to the extent that the amount provided for differs from the actual outcome. Refer to note 16 for further details.

Share-based payments

The Corporation measures the cost of equity-settled transactions with employees by reference to the fair value of equity instruments at the date at which the services are received. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield. Refer to note 11 for further details.

Inventory obsolescence provision

The Corporation's inventory obsolescence provision is determined at each reporting period and the changes recorded in the interim consolidated statement of loss and comprehensive loss. This calculation requires the use of estimates and forecasts of future sales. Qualitative factors, including market presence and trends, strength of customer relationships, as well as other factors, are considered when making assumptions with regard to recoverability. A change in any of the significant assumptions or estimates used could result in a material change to the provision.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

5. REVENUE

The composition of revenue was as follows:

	Three months ended		Nine months ended
		January 31,		January 31,
	2013	2012	2013	2012
Application related services	$3,780	$3,947	$11,532	$10,642
Satellite related services	2,194	3,006	6,885	8,210
Hardware and license revenue	1,060	1,617	3,448	5,595
	$7,034	$8,570	$21,865	$24,447

6. INVENTORIES

	January 31, 2013	April 30, 2012
Components	$59	$-
Finished goods	317	346
	$376	$346

Inventory costs include the purchase price, duties and taxes, freight, handling and other costs directly attributable to the acquisition of the inventory. Inventories of finished goods are determined on a first-in, first-out basis and valued at the lower of cost or net realizable value.

Inventories are disclosed on the interim consolidated statement of financial position, net of obsolescence provision. As at January 31, 2013 and April 30, 2012, $1,104 and $1,008 of the inventories have been reserved respectively, related to end-of-life proprietary hardware. As of January 31, 2013, no inventory provisions had been reversed.

Inventory expense included in cost of sales, excluding write-downs for the quarters ended January 31, 2013 and 2012 were $1,208 and $1,160, respectively.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

7. PROPERTY AND EQUIPMENT

		Office furniture,
		equipment and	Manufacturing
	Computer	leasehold	tools and
Cost	equipment	improvements	equipment	Total
Balance, April 30, 2012	$2,463	$485	$101	$3,049
Additions	135	2	-	137
Balance, January 31, 2013	2,598	487	101	3,186

Depreciation
Balance, April 30, 2012	$1,244	$341	$65	$1,650
Depreciation	441	72	27	540
Balance, January 31, 2013	1,685	413	92	2,190

Net book value
Balance, January 31, 2013	913	74	9	996
Balance, April 30, 2012	$1,219	$144	$36	$1,399

Included in property and equipment are assets previously held under finance leases with a cost of nil and $57 and accumulated depreciation of nil and $57 as of January 31, 2013 and April 30, 2012 respectively.

8. DEFERRED PRODUCT REVENUE AND COSTS

	Deferred revenue	Deferred costs
Balance, April 30, 2012	$3,507	$2,804
Deferred during the period	33	-
Released to the interim consolidated statements of
loss and comprehensive loss	(1,376)	(1,066)
Balance, January 31, 2013	2,164	1,738

Current, January 31, 2013	1,472	1,176
Non-current, January 31, 2013	$692	$562

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

9. INTANGIBLE ASSETS AND GOODWILL

	Technology	Customer		Internal
	and	contracts		systems and
	intellectual	and	Computer	development
Cost	property	relationships	software	costs	Goodwill	Total
Balance, April 30, 2012	$4,888	$7,221	$1,957	$12,529	$4,707	$31,302
Additions - internal
development	-	-	-	1,289	-	1,289
Additions	-	-	17	-	-	17
Balance, January 31, 2013	$4,888	$7,221	$1,974	$13,818	$4,707	$32,608

Amortization
Balance, April 30, 2012	$4,863	$4,211	$919	$3,235	-	$13,228
Amortization	25	715	330	2,057	-	3,127
Balance, January 31, 2013	$4,888	$4,926	$1,249	$5,292	$-	$16,355

Net book value
Balance, January 31, 2013	$-	$2,295	$725	$8,526	$4,707	$16,253
Balance, April 30, 2012	$25	$3,010	$1,038	$9,294	$4,707	$18,074

Internal systems and development costs are comprised primarily of internally developed software technology. Such software and other internally generated assets for internal use are capitalized at cost directly attributed to the development of the assets plus an appropriate allocation of overhead cost. Impairments are recorded if the carrying amount of an asset exceeds the recoverable amount.

As no borrowing costs were incurred related to the intangible assets, no amounts of borrowing costs have been capitalized. The remaining amortization period for intangible assets ranges from three to five years. During the three and nine months ended January 31, 2013, Wireless Matrix recognized $866 and $2,269, respectively, of research and development expenses.

10. MANAGEMENT OF CAPITAL

The Corporation defines the capital that we manage as the aggregate of debt borrowed under our line of credit, common stock and deficit.

As of January 31, 2013, Wireless Matrix had a deficit of $110,000, common stock of $129,838 and no borrowings under our credit facility with a U.S. bank. We manage our capital to safeguard our ability to continue as a going concern and provide an adequate return to shareholders by pricing products and services commensurately with the level of risk. We set the amount of capital in proportion to risk, manage the capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, we may issue new shares or sell assets to reduce the need to acquire debt or issue equity. Wireless Matrix has not paid any dividends to date.

Wireless Matrix is in compliance with financial covenants associated with our Silicon Valley Bank’s $4,000 line of credit as of January 31, 2013. There were no amounts drawn on this facility as of January 31, 2013. Wireless Matrix, subsequent to period end, chose not renew this line of credit based on current and projected cash flow needs.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

11. COMMON SHARES

Authorized

Unlimited number of voting common shares with no par value and unlimited number of non-voting preferred shares with no par value.

	Number of shares	Amount
Balance at April 30, 2011	83,348,264	$129,364
Common shares repurchased	(4,000)	(6)
Common shares issued	710,043	575
Options exercised	177,561	189
Balance at January 31, 2012	84,231,868	$130,122

	Number of shares	Amount
Balance, April 30, 2012	84,187,368	$130,053
Common shares repurchased	(135,500)	(215)
Balance, January 31, 2013	84,051,868	$129,838

Share-based compensation

Pursuant to the Corporation’s stock option plan, as of January 31, 2013, 10,926,742 common shares were reserved for issuance to eligible directors, officers, and employees with terms of five years from the date of grant. The options vest over various periods and are exercisable immediately thereafter. The Corporation grants each option with an exercise price equal to the weighted average market price of the Corporation’s stock five days prior to the grant date as determined in accordance with the Corporation’s stock option plan.

The stock option plan provides an option to settle stock options in cash or stock whereby the Corporation may purchase the outstanding options at the discretion of the Corporation at a price equal to the difference between the market price and the exercise price of the vested options. In November 2010, the Corporation authorized a limited number of stock options to be settled in shares, which resulted in an aggregate of 248,898 stock options being cancelled and 301,102 common shares being issued. The stock option plan continues to be accounted for as an equity plan as the criteria for liability accounting has not been met. The Corporation uses the fair value method of accounting for stock options, which estimates the fair value of the stock options granted on the date of grant, net of estimated forfeitures, and expenses this value over the vesting period. No stock options were awarded in the nine months ended January 31, 2013.

Summary of the activity under the stock option plan is as follows:

		Weighted average
	Number of	exercise price/share
	options	Cdn$
Outstanding at April 30, 2011	7,802,973	$0.93
Granted	1,426,498	$0.80
Forfeited	(936,180)	$0.96
Expired	(20,000)	$0.50
Exercised	(177,561)	$0.69
Outstanding at January 31, 2012	8,095,730	$0.91
Options exercisable at January 31, 2012	5,138,428	$0.92

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

		Weighted average
	Number of	exercise price/share
	options	Cdn$
Outstanding at April 30, 2012	7,539,127	$0.89
Forfeited	(161,867)	$0.89
Expired	(120,000)	$0.92
Outstanding at January 31, 2013	7,257,260	$0.89
Options exercisable at January 31, 2013	3,929,436	$0.91

The following table summarizes the options outstanding at January 31, 2012 and 2013:

	Options outstanding			Options exercisable
					Weighted
		Weighted average	Weighted average		average
	Number of	exercise price	remaining life in	Number of	exercise price
	options	(Cdn$)	years	options	(Cdn$)
$0.00 - $0.75	1,106,199	$0.69	1.5	1,106,199	$0.69
$0.76 - $0.90	1,636,059	$0.80	4.2	201,403	$0.82
$0.91 - $1.06	5,353,472	$0.98	2.5	3,830,826	$0.99
January 31, 2012	8,095,730	$0.91	2.7	5,138,428	$0.92

	Options outstanding			Options exercisable
		Weighted average	Weighted average		Weighted average
	Number of	exercise price	remaining life in	Number of	exercise price
	options	(Cdn$)	years	options	(Cdn$)
$0.00 - $0.75	722,099	$0.68	0.8	657,599	$0.68
$0.76 - $0.90	1,308,720	$0.80	3.1	796,341	$0.80
$0.91 - $1.06	2,710,578	$0.99	2.0	2,475,496	$1.00
January 31, 2013	4,741,397	$0.89	2.1	3,929,436	$0.91

The Corporation has recorded share-based compensation expense for the three and nine months ended January 31, 2013 of nil and $171, respectively and for the three and nine months ended January 31, 2012 of $136 and $287, respectively. This charge has been credited to contributed surplus. Upon the exercise of stock options nil and $189 were recorded in share capital and include the amounts transferred from contributed surplus for the nine months ended January 31, 2013 and 2012, respectively,

Normal course issuer bid

During the first quarter of fiscal 2012, Wireless Matrix announced a normal course issuer bid to repurchase up to the lesser of: (i) 4,175,531 common shares, being 5% of the Corporation’s issued and outstanding common shares as of July 28, 2011; and (ii) CDN$1,000 of common shares.

Our normal course issuer bid commenced on August 9, 2011 and terminated on August 8, 2012. Common shares repurchased under the normal course issuer bid were cancelled.

The price we paid for common shares was the market price at the time of acquisition. Amounts paid in excess of or less than the book value of the common shares purchased were recorded as a charge or credit to shareholders’ equity. From August 9, 2011 through August 8, 2012, we repurchased 184,000 common shares through this normal course issuer bid for $250.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

12. SECURED CREDIT FACILITY

The Corporation has a $4,000 accounts receivable secured line of credit facility with Silicon Valley Bank as of January 31, 2013. Silicon Valley Bank requires a general security agreement covering all our assets and a requirement that the Corporation meet certain bank covenants, which we were in compliance as of January 31, 2013. Interest on the credit facility is the same as the bank’s prime rate. Wireless Matrix has no amounts outstanding as of January 31, 2013 under this line of credit and subsequent to periodend, Wireless Matrix chose not renew this line of credit based on current and projected cash flow needs.

13. COMMITMENTS AND CONTINGENCIES

Lessee

Details of the future minimum annual payments, before operating costs, as of January 31, 2013 are as follows:

	Communication agreements	Operating leases
2013	$75	$145
2014	200	456
2015	-	112
	$275	$713

Summary of communication agreement and operating lease expenses:

	Three months ended		Nine months ended
	January 31		January 31
	2013	2012	2013	2012
Operating leases included in general and administrative expenses	$109	$138	$356	$358
Operating leases included in cost of sales	36	119	168	349
Communication agreements included in cost of sales	75	375	225	1,450
	$220	$632	$749	$2,157

Other

The Corporation indemnifies our directors, officers and certain employees against any and all claims or losses reasonably incurred in the performance of their services to us to the extent permitted by law. We have acquired and maintain insurance for these directors, officers and employees.

14. SEGMENTED INFORMATION

The Corporation operates in a single reporting segment in which we provide mobile resource management solutions based on the business activity of the Corporation.

Geographic segmentation of revenues is determined based on the customer’s location. Approximately 98% of revenues were derived from sales to customers based in the United States in the three and nine months ended January 31, 2013 respectively, versus 99% in the same periods ended January 31, 2012. The remainder of sales were to customers based in Canada.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

For the quarters ended January 31, 2013 and 2012, Wireless Matrix had two customers whose amounts each represented more than 10% of service revenue and in total represented 14% and 13% of service revenue, respectively.

As of January 31, 2013, all non-current assets, goodwill and intangible assets are located in the United States.

15. FINANCIAL INSTRUMENTS, RISK MANAGEMENT AND ECONOMIC DEPENDENCE

Fair values of financial assets and liabilities

Financial instruments consist of cash and cash equivalents, accounts receivable, lease receivable, accounts payable, and accrued liabilities.

As of January 31, 2013 and April 30, 2012, there were no significant differences between the carrying amounts of these financial instruments as reported on the interim consolidated statement of financial position and their estimated fair values.

The Corporation’s cash and cash equivalents consist of cash on deposit and highly liquid money market investments held at Silicon Valley Bank (United States institution) and Bank of Montreal (Canadian institution) subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

Cash and cash equivalents consist of the following:

Cash and cash equivalents (thousands of Canadian dollars)
	January 31, 2013	April 30, 2012
Cash	$2,337	$3,527
Cash equivalents	5,258	5,254
Cash and cash equivalents	$7,595	$8,781

The Corporation has designated our cash and cash equivalents as held-for-trading, which are measured at fair value. Accounts receivable are classified as loans and receivables, which are measured at amortized cost. Accounts payable, and accrued liabilities are classified as other financial liabilities and are measured at amortized cost. The Corporation had no financial instruments classified as available-for-sale or held-to-maturity as of January 31, 2013 and April 30, 2012.

	Cash, loans and	Other financial
As at January 31, 2013	receivables	liabilities	Total
Current financial assets:
Cash and cash equivalents	$7,595	$-	$7,595
Accounts receivable, net of allowance for doubtful accounts	3,115	-	3,115
Lease receivable, net of allowance for doubtful accounts	979	-	468
	$11,689	$-	$11,178
Financial liabilities:
Other financial liabilities	-	$5,622	$5,622

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

	Cash, loans and	Other financial
As at April 30, 2012	receivables	liabilities	Total
Current financial assets:
Cash and cash equivalents	$8,781	$-	$8,781
Accounts receivable, net of allowance for doubtful accounts	3,878	-	3,878
Lease receivable, net of allowance for doubtful accounts	696	-	696
	$13,355	$-	$13,355
Financial liabilities:
Other financial liabilities	-	$4,027	$4,027

Risks arising from financial instruments and risk management

The Corporation is exposed to a number of financial risks, market risk (including foreign exchange risk and interest rate risk), credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

Credit risk and customer concentration

The Corporation’s financial instruments that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held with U.S. and Canadian financial institutions. For accounts receivable, we provide our services to customers based on an evaluation of the customer’s financial condition. We established an allowance for doubtful accounts that corresponds to the specific credit risk of our customers, historical trends and economic circumstances. Management closely monitors the exposure for credit losses. For the quarters ended January 31, 2013 and 2012, our five largest customers accounted for approximately 44% and 66% of revenue respectively. These same customers accounted for 52% and 54% of the trade accounts receivable balance as of January 31, 2013 and 2012 respectively. Our accounts receivable consisted of the following as of:

	January 31, 2013	April 30, 2012
Accounts receivable, gross	$3,208	$3,980
Less: allowance for doubtful accounts	(93)	(102)
Accounts receivable, net	$3,115	$3,878
Analysis:
Current accounts receivable	$2,401	$3,044
Past due 1 day to 30 days	520	251
Past due 31 to 60 days	130	138
Past due greater than 61 days	113	312
Less: allowance for doubtful accounts	(93)	(102)
Trade accounts receivable, net	3,071	3,643
Other receivables	44	235
Total accounts receivables	$3,115	$3,878

Our lease receivable consisted of the following as at:

	January 31, 2013	April 30, 2012
Lease receivable, gross	$1,081	$763
Less: allowance for doubtful accounts	(39)	(20)
Less: unrecognized finance income	(63)	(47)
Lease receivable, net	$979	$696
Maturity:
Year 1	537	314
Year 2	527	426
Year 3	17	23
Less: allowance for doubtful accounts	(39)	(20)
Less: unrecognized finance income	(63)	(47)
Lease receivable, net	$979	$696

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

The movement in the allowance for doubtful accounts is shown below:

	Accounts	Lease	Total
	receivable	receivable	receivable
Balance, April 30, 2012	$(102)	$(20)	$(122)
Allowance acquired / reduction	9	(19)	(10)
Balance, January 31, 2013	$(93)	$(39)	$(132)

Economic dependence

Among other services, Wireless Matrix provides satellite wireless data communications which are included in satellite services revenue and represents 31% and 31% of total sales for the quarters ended January 31, 2013 and 2012, respectively. For the nine months ended January 31, 2013 and 2012, satellite services revenue represented 35% and 34% of total sales, respectively. These satellite service revenues are principally generated on networks owned and operated by LightSquared. As a result, Wireless Matrix is economically dependent on LightSquared to provide these services.

Foreign exchange risk

Foreign exchange risk is the risk that variations in exchange rates between the U.S. and Canadian dollar currencies will affect our operating and financial results. Derivative instruments have not been used by us to reduce our net exposure to this foreign exchange risk.

The Corporation’s exposure to fluctuations in the value of the Canadian dollar is affected by our financial instruments denominated in Canadian dollars and our estimated net purchases denominated in Canadian dollars:

	January 31, 2013	April 30, 2012
Cash	$169	$154
Accounts payable and accrued liabilities	(168)	-
Net exposure	$1	$154

As of January 31, 2013 and 2012, the effect of a hypothetical 10% immediate and adverse change in foreign currency exchange rates relative to the U.S. dollar on our foreign denominated financial instruments would increase net loss by approximately $9 and $13 respectively. A 10% strengthening of the Canadian dollar would have the equal but opposite effect.

Interest rate risk

The Corporation does not currently have any amounts drawn under our credit facility with Silicon Valley Bank and therefore does not currently have exposure to interest rate risk.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

Liquidity risk

Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Corporation’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet our liquidity requirements at any point in time under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Corporation’s reputation. We achieve this by maintaining sufficient cash and cash equivalents. As at January 31, 2013, we had cash and cash equivalents of $7,595, lease receivable of $979, accounts receivable of $3,115, undrawn credit facilities of $4,000, accounts payable of $1,377, accrued liabilities of $4,245, and provisions of $145. The Corporation does not have any loans outstanding or finance lease obligations as of January 31, 2013. All financial liabilities are short term in nature.

Description	Total	Less than one year
Accounts payable	$1,377	$1,377
Accrued liabilities	$4,245	$4,245

The Corporation has not experienced any significant fluctuations in liquidity outside of business acquisitions made in fiscal years 2007, 2008 and 2012. The Corporation may seek future acquisitions that will require the use of existing cash, credit facilities, additional debt instruments or capital stock.

The Corporation manages our liquidity by monitoring forecast, profit and cash flows from operations. The Corporation expects that continued cash flows from operations in fiscal year 2013, together with cash, accounts receivable and available credit facilities will be more than sufficient to fund our requirements for investments in working capital and property and equipment.

16. PROVISIONS

Beginning in fiscal year 2010, Wireless Matrix began a reorganization effort to focus on our core competencies of recurring services through applications and communications, in order to align our operations to foster economies of scale and to facilitate improved communications. These initiatives included the discontinuation of the development, manufacturing, and sale of proprietary devices, and the closure of the Corporation’s facilities in Reston, Virginia, San Francisco, California and Burnaby, British Columbia, all of which were primarily completed by the third quarter of fiscal year 2011. In addition, during fiscal year 2012, with the acquisition of substantially all of the assets of SkyGuard LLC, we integrated their operations within Wireless Matrix’s structures and closed their offices in April 2012.

During the three and nine months ended January 31, 2013, nil and $8 respectively were amortized related to warranties and included in cost of sales.

	Contract	Other
	termination	employee
	costs and	termination
	other	benefits	Warranty	Total
Balance, April 30, 2012	$9	$330	$162	$501
Costs incurred and charged to expense	-	(330)	-	(330)
Non-cash adjustments	(9)	-	(17)	(26)
Balance, January 31, 2013	$-	-	$145	$145

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

17. Subsequent Event

The Corporation announced on December 20, 2012 that it had entered into an agreement to sell all of the capital stock of Wireless Matrix USA, Inc. (“Wireless USA”), its wholly owned subsidiary that accounts for substantially all of the Corporation’s operations, assets and liabilities, to CalAmp Corp. (“CalAmp”) for $53 million, subject to adjustment (the “Sale”). The Sale was approved at a special meeting of the Corporation’s shareholders on February 28, 2013, and was completed on March 4, 2013. The sales price of $52.9 million was received in cash at closing.

The Corporation plans to undergo a voluntary delisting from the Toronto Stock Exchange and an orderly liquidation. After providing for expenses to be incurred during the liquidation period, all of the Corporation’s remaining capital will be distributed to its shareholders.

Corporate Reorganization cost

Through January 31, 2013, the Corporation incurred $2.2 million of expenses directly related to the sale of Wireless Matrix USA, Inc., its wholly owned subsidiary, to CalAmp Corp. These accrued expenses, which are comprised of $733,000 for commission fees, $431,000 for professional fees, $607,000 for retention bonuses and $436,000 for employee severance, are expected to be paid in March 2013. These costs have been recorded within corporate reorganization costs within the interim statement of loss and comprehensive loss.

18. IFRS TO U.S. GAAP RECONCILIATION

The U.S. GAAP accounting principles used in the preparation of these interim consolidated statements conform in all material respects to IFRS, except as set out below:

i) Internally developed software

All internally developed software is recognized as an intangible asset under IFRS. However, under US GAAP, internally developed software is presented as property and equipment. Internally developed software has been reclassified within the reconciliation below.

ii) Stock Options

Under IFRS, the Corporation records share-based compensation over the service period to which the compensation relates to. In some instances, share-based compensation is recorded prior to the grant date. An estimated compensation expense is recorded and subsequently adjusted upon the grant date. Under U.S. GAAP, the Corporation does not meet the criteria to record share-based compensation prior to the grant date of the related share-based compensation award. This difference has been adjusted for in the reconciliation below.

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

iii) Cumulative Translation Adjustment

Upon conversion to IFRS, in accordance with IFRS 1, the Corporation reset the cumulative translation adjustment account to zero at the Transition Date of May 1, 2010. Under U.S. GAAP, this adjustment would not have been recorded and has been reversed in the reconciliation below.

	As reported under IFRS, January 31, 2013	Reclassifications	Adjustments	As Reported
				under U.S.
				GAAP,
				January 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,595	$-	$-	$7,595
Accounts receivable, net of allowance for doubtful accounts	3,115	-	-	3,115
Lease receivable, net of allowance for doubtful accounts	468	-	-	468
Inventories	376	-	-	376
Prepaid expenses and other assets	599	-	-	599
Deferred product costs	1,176	-	-	1,176
	13,329	-	-	13,329
NON-CURRENT ASSETS
Lease receivable, net of allowance for doubtful accounts	511	-	-	511
Prepaid expenses and other assets	2	-	-	2
Deferred product costs	562	-	-	562
Property and equipment, net of accumulated depreciation	996	8,526	-	9,522
Goodwill	4,707	-	-	4,707
Intangible assets, net of accumulated amortization	11,546	(8,526)	-	3,020
TOTAL ASSETS	$31,653	$-	$-	$31,653
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,377	$-	$-	$1,377
Accrued liabilities	4,245	-	-	4,245
Provisions	145	-	-	145
Deferred product revenue	1,472	-	-	1,472
	7,239	-	-	7,239
NON-CURRENT LIABILITIES
Deferred product revenue	692	-	-	692

SHAREHOLDERS’ EQUITY
Common Shares	129,838	-	-	129,838
Contributed surplus	3,964	-	48	4,012
Accumulated other comprehensive income	(80)	630	-	550
Deficit	(110,000)	(630)	(48)	(110,678)
TOTAL EQUITY	23,722	-	-	23,722
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$31,653	$-	$-	$31,653

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

	As reported under	Adjustments	As reported under
	IFRS for the 3		U.S. GAAP for the
	mos. ended		3 mos. ended
	January 31, 2013		January 31, 2013
Revenue	$7,034	$-	$7,034
Cost of sales, excluding amortization and stock-based compensation	2,271	-	2,271
General and administrative expenses	3,511	-	3,511
Research and development expenses	866	-	866
Stock-based compensation	-	89	89
Corporate reorganization costs	2,211	-	2,211
Depreciation of property and equipment	179	-	179
Amortization of intangible assets	1,050	-	1,050
Finance cost, net of foreign exchange gains (loss)	4	-	4
Loss before income taxes	(3,058)	(89)	(3,147)
Income tax expense (recovery)	(2)	-	(2)
Net loss for the period	(3,056)	(89)	(3,145)
Other comprehensive loss	(6)	-	(6)
Net loss and comprehensive loss for the period	$(3,050)	$(89)	$(3,139)
Basic and diluted (loss) income per share	($0.04)	($0.00)	($0.04)
Weighted average number of common shares outstanding - basic	84,051,868	-	84,051,868
Weighted average number of common shares outstanding -
diluted	84,051,868	-	84,051,868

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

		Adjustments	As reported
	As reported		under U.S. GAAP
	under IFRS for		for the 3 mos.
	the 3 mos. ended		ended
	January 31, 2012		January 31, 2012
Revenue	$8,570	$-	$8,570
Cost of sales, excluding amortization and stock-based compensation	2,708	-	2,708
General and administrative expenses	4,461	-	4,461
Research and development expenses	388	-	388
Stock-based compensation	136	54	190
Corporate reorganization costs	(25)	-	(25)
Depreciation of property and equipment	198	-	198
Amortization of intangible assets	918	-	918
Finance cost, net of foreign exchange gains (loss)	(8)	-	(8)
Loss before income taxes	(206)	(54)	(260)
Income tax expense (recovery)	1	-	1
Net loss for the period	(207)	(54)	(261)
Other comprehensive loss	3	-	3
Net loss and comprehensive loss for the period	$(210)	$(54)	$(264)
Basic and diluted (loss) income per share	($0.00)	($0.00)	($0.00)
Weighted average number of common shares outstanding -
basic	83,995,754	-	83,995,754
Weighted average number of common shares outstanding -
diluted	83,995,474	-	83,995,474

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

	As reported under	Adjustments	As reported under
	IFRS for the 9		U.S. GAAP for the
	mos. ended		9 mos. ended
	January 31, 2013		January 31, 2013
Revenue	$21,865	$-	$21,865
Cost of sales, excluding amortization and stock-based compensation	6,824	-	6,824
General and administrative expenses	11,823	-	11,823
Research and development expenses	2,269	-	2,269
Stock-based compensation	171	72	243
Corporate reorganization costs	2,206	-	2,206
Depreciation of property and equipment	540	-	540
Amortization of intangible assets	3,127	-	3,127
Finance cost, net of foreign exchange gains (loss)	1	-	1
Loss before income taxes	(5,096)	(72)	(5,168)
Income tax expense (recovery)	2	-	2
Net loss for the period	(5,098)	(72)	(5,170)
Other comprehensive loss	6	-	6
Net loss and comprehensive loss for the period	$(5,104)	$(72)	$(5,176)
Basic and diluted (loss) income per share	($0.06)	($0.00)	($0.06)
Weighted average number of common shares outstanding - basic	84,083,382	-	84,083,382
Weighted average number of common shares outstanding -
diluted	84,083,382	-	84,083,382

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and nine months ended January 31, 2013 and 2012
All currency expressed in U.S. dollars, all amounts expressed in thousands except per share amounts, number of shares or otherwise indicated.

	As reported under	Adjustments	As reported under
	IFRS for the 9		U.S. GAAP for the
	mos. ended		9 mos. ended
	January 31, 2012		January 31, 2012
Revenue	$24,447	$-	$24,447
Cost of sales, excluding amortization and stock-based compensation	8,496	-	8,496
General and administrative expenses	12,456	-	12,456
Research and development expenses	1,249	-	1,249
Stock-based compensation	287	109	396
Corporate reorganization costs	208	-	208
Litigation related expenses and settlements	255	-	255
Depreciation of property and equipment	586	-	586
Impairment loss on property and equipment	30	-	30
Amortization of intangible assets	2,520	-	2,520
Finance cost, net of foreign exchange gains (loss)	(34)	-	(34)
Loss before income taxes	(1,606)	(109)	(1,715)
Income tax expense (recovery)	(19)	-	(19)
Net loss for the period	(1,587)	(109)	(1,696)
Other comprehensive loss	19	-	19
Net loss and comprehensive loss for the period	$(1,606)	$(109)	$(1,715)
Basic and diluted (loss) income per share	($0.02)	$0.00	($0.02)
Weighted average number of common shares outstanding - basic	83,831,729	-	83,831,729
Weighted average number of common shares outstanding -
diluted	83,831,729	-	83,831,729